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                                     AMENDMENT TO

                                STOCK OPTION AGREEMENT

           FOR DIRECTORS, OFFICERS, AND EMPLOYEES OF AND KEY CONSULTANTS TO

                            CONSUMER NET MARKETPLACE, INC.

9.   ACCELERATED VESTING OF OPTIONS.

     The vesting of all unvested Options granted to the Optionee under the Plan accelerates to a date at least ten (10) business days immediately prior to the closing of an extraordinary transaction described below, in the event that the Company or its shareholders sell all or substantially all of the Company's assets, merges with another company, is acquired by another company, sells a controlling interest in the voting stock of the Company, or enters into a similar business combination or extraordinary transaction with another entity or person. The exercise of Options the vesting of which has accelerated pursuant to this Amendment shall not be effective until the closing date of an above-referenced extraordinary transaction or business combination. Vested Options under this Amendment shall terminate on the date of the closing of the event causing the vesting of the Options to accelerate. The vesting of the Options is conditioned upon the closing of the transaction that causes the vesting of the Options to accelerate. If said transaction does not close within 30 days from the acceleration date, then the vesting of the accelerated Options will not be effective, and the Options shall revert to their original vesting schedule, subject to acceleration again in accordance with this Amendment if another extraordinary transaction or business combination is proposed and closes.

     The Stock Option Agreement Under the Consumer Net Marketplace, Inc. Stock Option Plan (the "Agreement") shall remain in effect as modified by this Amendment except to the extent that the Agreement contradicts the Amendment, in which case this Amendment shall govern.

OPTIONEE:                          CONSUMER NET MARKETPLACE, INC.
                                   a California Corporation



                                   By:
------------------------              ---------------------------------
                                        Fredrick Rice, President

Dated: September 30, 1998